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                                                                    EXHIBIT 15.1

            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

R&B Falcon Corporation:

We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-4, its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated April 28, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP

Houston, Texas
May 25, 1999